Exhibit 1.2
Resolutions of the Offering Committee of
Time Warner Cable Inc.
          WHEREAS, the Board of Directors (the “Board”) of Time Warner Cable Inc. (the “Corporation”) has on May 29, 2008 established an Offering Committee (the “Offering Committee”) comprised of Glenn A. Britt, Robert D. Marcus and Matthew Siegel (collectively the “Members,” and each, a “Member”); and
          WHEREAS, the Board has authorized the creation and issuance of debt securities of various series (the “Debt Securities”) consisting of guaranteed and unguaranteed senior debentures, notes and/or other evidences of indebtedness of the Corporation, under the Indenture, dated as of April 9, 2007, by and among the Corporation and Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc. as guarantors (together, the “Guarantors”), and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated April 9, 2007 between the Corporation, the Guarantors and the Trustee (the “Indenture”); and
          WHEREAS, the Board has on March 16, 2011 designated and empowered this Offering Committee to exercise all of the power and authority of the Board with respect to the offer and sale of any series of Debt Securities, including, but not limited to, the power to engage one or more underwriters with respect to the sale of the Debt Securities and the power to determine, in accordance with the terms of the Indenture, the title, interest rate, principal amount, issue price, offering price, underwriting discount, maturity date, and optional redemption prices of any series of Debt Securities proposed to be issued, the record and payment dates for payment of interest on any series of Debt Securities and the purchase price under the Underwriting Agreement (as defined below) and any other matters permitted under the Indenture (including, without limitation, any covenants or other terms or conditions) that the Offering Committee may deem necessary, appropriate or desirable in connection with, relating to or in furtherance of the matters addressed in any of the resolutions set forth herein.
          NOW, THEREFORE, IT IS:
I. The Issuance of the Debt Securities, Terms and Conditions of the Debt Securities; Title and Pricing of the Debt Securities.
          RESOLVED, that the Corporation be, and it hereby is, authorized to issue and sell to Barclays Bank PLC, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and UBS Limited (the “Underwriters”), for resale by the Underwriters to the public (the “Offering”) in a registered transaction under the Securities Act of 1933, as amended (the “Securities Act”) £625 million aggregate principal amount of 5 3/4% Notes due 2031 (the “2031 Notes”), the terms and provisions of which are described in the Indenture, the form of 2031 Note attached hereto as Exhibit A and the Final Prospectus Supplement (as defined below), with such changes and additions as may be approved or deemed necessary, appropriate or desirable by any of the Members;

          RESOLVED, that the title of the Debt Securities to be issued pursuant to the Indenture shall be 5 3/4% Notes due 2031;
          RESOLVED, that the purchase price of the 2031 Notes shall be equal to 99.620% of the principal amount of the 2031 Notes plus accrued interest from May 26, 2011;
          RESOLVED, that the 2031 Notes shall accrue interest at the rate of 5 3/4% of the principal amount of such 2031 Notes, per annum, payable annually in arrears, in cash on June 2, commencing on June 2, 2012 and that the record date for the payment of interest on the 2031 Notes shall be on the business day prior to the interest payment date. Interest on the 2031 Notes will be computed as set forth in the Final Prospectus Supplement and the Form of 2031 Note attached as Exhibit A hereto;
          RESOLVED, that the final maturity of the 2031 Notes shall be June 2, 2031;
          RESOLVED, that the 2031 Notes will be issued in minimum denominations of £50,000 and in multiples of £1,000 in excess thereof;
          RESOLVED, that all payments of interest and principal, including any payments made upon any redemption of the 2031 Notes, will be made in Sterling, or, if the United Kingdom adopts euro as its lawful currency, in euro. If Sterling or, in the event the 2031 Notes are redenominated into euro, euro is unavailable to the Corporation due to the imposition of exchange controls or other circumstances beyond the Corporation’s control, then all payments in respect of the 2031 Notes will be made in U.S. dollars until Sterling or euro, as the case may be, is again available to the Corporation or so used;
          RESOLVED, that the Corporation may redeem some or all of the 2031 Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the 2031 Notes being redeemed and (ii) the “make-whole amount,” plus, in either case, accrued and unpaid interest to, but not including, the redemption date, as set forth in more detail in the Final Prospectus Supplement and the Form of 2031 Note attached as Exhibit A hereto;
          RESOLVED, that the Corporation may offer to redeem all, but not less than all, of the 2031 Notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States) at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the 2031 Notes to, but not including, the date fixed for redemption, as set forth in more detail in the Final Prospectus Supplement and the Form of 2031 Note attached as Exhibit A hereto;
          RESOLVED, that the Corporation will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the 2031 Notes as are necessary in respect of certain tax events, as set forth in more detail in the Final Prospectus Supplement and the Form of 2031 Note attached as Exhibit A hereto.

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II. Prospectus Supplement.
          RESOLVED, that the preparation, form and substance of the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) and the circulation of the Preliminary Prospectus Supplement in connection with the Offering be, and they hereby are, ratified and approved, and that any Designated Officer appointed by the Board on March 16, 2011 (the “Designated Officers” and each, a “Designated Officer”) be, and hereby is, authorized to approve the form and substance of and the circulation of the final prospectus supplement (the “Final Prospectus Supplement”) for use in connection with the Offering and delivery to the Underwriters, and with such changes therein or additions thereto, other than the pricing terms described above, and such supplements and amendments thereto as may be deemed necessary, appropriate or desirable by any Designated Officer.
III. Securities and Exchange Commission; Governmental Compliance.
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized and directed for, on behalf and in the name of the Corporation, to file (or cause to be filed) with the Securities and Exchange Commission (the “SEC”) the Preliminary Prospectus Supplement under the Securities Act with respect to the registration of the Debt Securities, and hereby is, authorized and directed for, on behalf and in the name of the Corporation, to file (or cause to be filed) with the SEC any free writing prospectus and the Final Prospectus Supplement under the Securities Act with respect to the registration of the Debt Securities in such form and containing such information as such Designated Officer or any of them, upon advice of counsel to the Corporation, may deem necessary, appropriate or desirable, together with amendments and supplements to the Preliminary Prospectus Supplement or the Final Prospectus Supplement, as the case may be, and such other documents and instruments deemed necessary, appropriate or desirable, such determination to be conclusively evidenced by such execution and filing;
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized and directed for, on behalf and in the name of the Corporation, to prepare such other and further documents and instruments as such Designated Officers or any of them may deem necessary, appropriate or desirable or as the SEC may require, all of such documents, instruments and other matters (collectively, “SEC Documents”) to be in such form as such Designated Officer, upon the advice of counsel to the Corporation, deems necessary, appropriate or desirable, such determination to be conclusively evidenced by the execution and filing or delivery of such SEC Documents;
          RESOLVED, that the Corporation be, and it hereby is, authorized to make any other filings with or obtain any other authorizations or qualifications from any other governmental authorities as may be approved or deemed necessary, appropriate or desirable by the Designated Officers, the taking of any such action by any such Designated Officer to be conclusive evidence of such determination.

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IV. Underwriting Agreement.
          RESOLVED, that the Corporation be, and it hereby is, authorized to enter into, and perform its obligations under, an Underwriting Agreement among the Corporation, the Guarantors and the Underwriters (the “Underwriting Agreement”) providing for the purchase by the Underwriters from the Corporation of the Debt Securities, in substantially the form presented to the Offering Committee and attached as an exhibit to the Registration Statement with such additions, deletions, changes or modifications therein as may be approved or deemed necessary, appropriate or desirable by the Designated Officer executing the same, the execution thereof by such Designated Officer to be conclusive evidence of such approval and determination.
V. Form of Debt Securities.
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized to approve and adopt the form of certificate representing the 2031 Notes substantially in the form attached hereto as Exhibit A, that the form of certificate representing the Debt Securities be, and hereby is, approved and adopted, and that any of the Designated Officers be, and each of them hereby is, authorized to issue, execute and deliver in the name and on behalf of the Corporation, manually or by facsimile, such Debt Securities, and to request that the Trustee for the Debt Securities authenticate such certificate representing the 2031 Notes in an aggregate principal amount of £625 million, in such form and with such additions, deletions, changes and modifications as the Designated Officer executing the same shall approve, the execution by such Designated Officer to be conclusive evidence of such Designated Officer’s approval of any such additions, deletions, changes or modifications.
VI. ISIN; CUSIP Number; Common Codes.
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to take all actions necessary to request an International Securities Identification Number (“ISIN”) and ensure that there is a valid ISIN for the Debt Securities;
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to take all actions necessary to request a CUSIP number and ensure that there is a valid CUSIP number for the Debt Securities;
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to take all actions necessary to request a Common Code and ensure that there is a valid Common Code for the Debt Securities.

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VII. Stock Exchange Listing.
          RESOLVED, that the Corporation be, and it hereby is, authorized to cause the 2031 Notes to be listed for trading on the New York Stock Exchange (the “NYSE”) as of the date of issuance of the 2031 Notes, or as promptly as practicable thereafter; and that the Designated Officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and deliver an NYSE listing application and ancillary documents (collectively, the “NYSE Listing Application”), in such form as may be deemed necessary, appropriate or desirable and approved by the Designated Officer executing the same on behalf of the Corporation, the execution of such NYSE Listing Application by such Designated Officer to be conclusive evidence of such approval, and to do all such other acts or deeds as are or as are deemed by such Designated Officer to be necessary, appropriate or desirable to effectuate the intent of, or matters reasonably contemplated or implied by, this resolution;
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized and directed for, on behalf and in the name of the Corporation, to prepare such other and further documents and instruments as such Designated Officers or any of them may deem necessary, appropriate or desirable or as the NYSE may require, all of such documents, instruments and other matters (collectively, “NYSE Documents”) to be in such form as such Designated Officer, upon the advice of counsel to the Corporation, deems necessary, appropriate or desirable, such determination to be conclusively evidenced by the execution and filing or delivery of such NYSE Documents.
VIII. Paying Agency Agreement.
          RESOLVED, that the Corporation be, and it hereby is, authorized to enter into, and perform its obligations under, a Paying Agency Agreement (the “Paying Agency Agreement”) between the Corporation, the Guarantors and The Bank of New York Mellon, London Branch (the “Paying Agent”) providing for the appointment of the Paying Agent in respect of the 2031 Notes upon the terms and conditions contained in the Paying Agency Agreement, in substantially the form presented to the Offering Committee with such additions, deletions, changes or modifications therein as may be approved or deemed necessary, appropriate or desirable by the Designated Officer executing the same, the execution thereof by such Designated Officer to be conclusive evidence of such approval and determination.
IX. General.
          RESOLVED, that the Designated Officers be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, by the Offering Committee to take any action (including, without limitation, the payment of expenses) and to execute (by manual or facsimile signature) and deliver all such further documents, contracts, letters, agreements, instruments, drafts, receipts or other writings that such Designated Officer or Designated Officers may in their sole discretion deem necessary or appropriate to carry out, comply with and effectuate the purposes of the foregoing resolutions and the transactions contemplated thereby and that the authority of such Designated Officers to execute and deliver any of such documents and instruments, and to take any such other action, shall be conclusively evidenced by their execution and delivery thereof or their taking thereof;

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          RESOLVED, that all actions previously taken by any director, officer, employee or agent of the Corporation, in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Corporation; and
          RESOLVED, that in connection with the transactions contemplated by the preceding resolutions, the Secretary, or any Assistant Secretary, of the Corporation be, and hereby is, authorized in the name and on behalf of the Corporation to certify any more formal or detailed resolutions as such officer may deem necessary, appropriate or desirable to effectuate the intent of the foregoing resolutions; and that thereupon such resolutions shall be deemed adopted as and for the resolutions of the Offering Committee, as if set forth at length herein.

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Exhibit A
FORM OF FACE OF NOTE
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

No. ___	£[______]
TIME WARNER CABLE INC.
[  ]% Note due 2031
CUSIP: [______]
ISIN: [______]
Common Code: [______]
          Time Warner Cable Inc., a Delaware corporation (such corporation or any successor under the Indenture referred to on the reverse hereof being called the “Company”), TW NY Cable Holding Inc., a Delaware corporation (“TW NY”), and Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE” and, together with TW NY, the “Guarantors”), promise to pay to The Bank of New York Depository (Nominees) Limited as nominee of The Bank of New York Mellon, London Branch, a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns, the principal sum of [________] MILLION POUNDS STERLING (£[_______]) on June [_], 2031. This Note has the benefit of unconditional guarantees by the Guarantors, as more fully described on the reverse hereof.

Interest Payment Date:	Annually in arrears on June [_] of each year (the “Interest Payment Date”), beginning June [______], 2012

Record Date:	One business day prior to the Interest Payment Date.
          Additional provisions of this Note are set forth on the other side of this Note.
Dated: May [_], 2011

TIME WARNER CABLE INC.,
Attest:
by

Name: Robert D. Marcus
Title: President and Chief Operating Officer; Acting Chief Financial Officer

TW NY CABLE HOLDING INC.,
Attest:	as Guarantor,

by

Name: Robert D. Marcus
Title: President and Chief Operating Officer; Acting Chief Financial Officer

TIME WARNER ENTERTAINMENT COMPANY, L.P.,
as Guarantor,
Attest:
by

Name: Robert D. Marcus
Title: President and Chief Operating Officer; Acting Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture. The Bank of New York Mellon, as Trustee,

by
Authorized Signatory

Dated

FORM OF REVERSE SIDE OF NOTE
TIME WARNER CABLE INC.
[______]% Note due 2031
     1. Indenture.
          This Note (as defined below) is one of the duly authorized issue of senior debentures, notes, bonds or other evidences of indebtedness (hereinafter called the “Debt Securities”) of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, dated as of April 9, 2007, among the Company, TW NY, TWE, and The Bank of New York Mellon, formerly known as The Bank of New York, as Trustee (herein called the “Trustee”), as supplemented by the first supplemental indenture, dated as of April 9, 2007, between the Company, TW NY, TWE and the Trustee and pursuant to resolutions adopted by the Offering Committee of the Company on May [_], 2011, as authorized by the Company’s Board of Directors (as so supplemented, the “Indenture”), to which reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, and any agent of the Trustee, any Paying Agent, the Company, the Guarantors and the Holders of the Debt Securities, and the terms upon which the Debt Securities are issued and may be authenticated and delivered.
          The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may have different conversion prices or exchange provisions (if any), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Debt Securities of the Company issued pursuant to the Indenture designated as the [______]% Notes due 2031 (the “Notes”), initially limited in aggregate principal amount to £[______]. The Company may, without the consent of the Holders of the Notes, issue additional Notes having the same ranking, interest rate, maturity and other terms as the Notes. Any additional Notes will, together with the Notes, constitute a single series of the Notes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to the Notes.
     2. Interest.
          The Company promises to pay interest from June [__], 2011, on the principal amount of this Note annually in cash in arrears on June [____] of each year, beginning June [____], 2012, in like coin or currency, at the rate per annum specified in the title hereof.
          Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period to (or May  , 2011 if no interest has been paid on the Notes), but excluding the next scheduled Interest Payment Date. If interest or principal on this Note is payable on a date that is not a Business Day, then interest will be paid on the first Business Day following the scheduled Interest Payment Date. Interest periods are unadjusted. The day count convention is ACTUAL/ACTUAL (ICMA).
          “Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or the City of London are authorized or required by law or executive order to close.

     3. Guarantees.
          Each of TW NY and TWE, as primary obligor and not merely as surety, irrevocably and unconditionally guarantees, to each Holder of Notes, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes.
          The Guarantees constitute guarantees of payment, performance and compliance and not merely of collection. The obligation of the Guarantors to make any payments may be satisfied by causing the Company or any other Person to make such payments. Further, the Guarantors agree to pay any and all costs and expenses (including reasonable attorney’s fees) incurred by the Trustee or any Holder of Notes in enforcing any of their respective rights under the Guarantees.
     4. Issuance in Sterling.
          Principal and interest payments in respect of the Notes will be payable in Sterling. If the United Kingdom adopts euro, in lieu of Sterling, as its lawful currency, the Notes will be redenominated in euro on a date determined by the Company, with a principal amount for each Note equal to the principal amount of that Note in Sterling, converted into euro at the rate established by the applicable law; provided that, if the Company determines after consultation with the Paying Agent that the then current market practice in respect of redenomination into euro of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and the Company will promptly notify the Trustee and the Paying Agent of such deemed amendment. The Company will give 30 days’ notice of the redenomination date to the Paying Agent, the Trustee, and Euroclear/Clearstream.
          If Sterling or, in the event the Notes are redenominated in euro, euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (other than due to the circumstances described in the preceding paragraph), then all payments in respect of the Note will be made in U.S. dollars until Sterling or euro, as the case may be, is again available to the Company. The amount payable on any date in Sterling or, in the event the Notes are redenominated in euro, euro will be converted to U.S. dollars on the basis of the then most recently available market exchange rate for Sterling or euro, as the case may be. Any payment in respect of the Note so made in U.S. dollars will not constitute an event of default under the Indenture.
     5. Method of Payment.
          The interest so payable, and punctually paid or duly provided for, on any June [______] will, except as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Business Day immediately preceding the Interest Payment Date (herein called the “Regular Record Date”) and may, at the option of the Company, be paid by check mailed to the registered address of such Person. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid either to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of the New York Stock Exchange (the “NYSE”) on which the Notes will be listed and upon such notice as may be required by the NYSE, if such manner of payment shall be deemed practicable by the Trustee, all as more fully provided in the Indenture.

     6. Paying Agent.
          Initially, The Bank of New York Mellon, London Branch will act as Paying Agent. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, to appoint additional or other Paying Agents and to approve any change in the office through which any Paying Agent acts.
     7. Optional Redemption.
          The Company will have the right at its option to redeem any of the Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of Notes, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus [___] basis points plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.
          “Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield (as calculated by the Trustee) on the Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Bay as determined by an independent investment bank selected by us.
          “Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a United Kingdom government bond whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.
          “Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note , the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.
          On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company shall deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an Interest Payment Date) accrued and unpaid interest to the redemption date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Additionally, the Company may at any time repurchase Notes in the open market and may hold or surrender such Notes to the Trustee for cancellation.

     8. Redemption for Tax Reasons.
          If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May [•], 2011 the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described below with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.
     9. Payment of Additional Amounts.
          The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or the Paying Agent of the principal of and interest on the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)	to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or the Paying Agent from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(9)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).
          The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this section “Payments of Additional Amounts,” the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
          As used under this section “Payments of Additional Amounts” and under Section 8 “Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
     10. Defaults and Remedies.
          If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes and all accrued interest thereon may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. Any payment by the Company in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Indenture.
     11. Supplemental Indentures.
          The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Debt Securities of each series under the Indenture with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time Outstanding of all Series to be affected thereby (acting as one class).
     12. Consent and Waiver.
          The Indenture also permits the Holders of a majority in principal amount of the Debt Securities at the time Outstanding of each series on behalf of the Holders of all Debt Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note. The Indenture also permits the release of a Guarantor from its obligations under its Guarantee in certain circumstances without the consent of the Holders of the Debt Securities.
     13. Obligations of the Company and the Guarantors.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and any premium of and any interest on this Note at the place, rate and respective times and in the coin or currency prescribed herein and in the Indenture.
          As provided in the Indenture and subject to the satisfaction of certain conditions therein set forth, including the deposit of certain trust funds in trust, at the Company’s option, either (i) the Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by, and the obligations under, the Debt Securities of any series and to have satisfied all the obligations (with certain exceptions) under the Indenture relating to the Debt Securities and the Guarantees of such series or (ii) the Company and the Guarantors shall cease to be under any obligation to comply with any term, provision or condition of certain restrictive covenants or provisions set forth in any additions or changes to or deletions from covenants and Events of Default with respect to the Debt Securities and the Guarantees of such series.
     14. Denominations; Transfer; Exchange.
          The Notes are issuable in registered form without coupons, in a minimum denomination of £50,000 and integral multiples of £1,000 in excess thereof. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.
     15. Persons Deemed Owners.
          Subject to the provisions of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     16. Defined Terms.
          Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     17. Governing Law.
          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     18. Authentication.
          Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.
     19. Copies.
          The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to Time Warner Cable Inc., 60 Columbus Circle, New York, NY 10023, Attention of Investor Relations.

SCHEDULE OF EXCHANGES OF SECURITIES
     The following exchanges or redemptions of a part of this Global Security have been made:

	Amount of Decrease in	Amount of Increase in
	Principal Amount	Principal Amount
	of this	of the
Date of Transaction	Global Security	Global Security

ASSIGNMENT FORM
To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                            agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: Your Signature:

(Sign exactly as your name appears on the other side of this Note)